Exhibit 99.3

Walden Education Business

(Carve-Out Walden Operations of Laureate Education)

Combined Financial Report

Condensed Combined Financial Statements as of June 30, 2021 and

December 31, 2020 and for the six months ended June 30, 2021 and 2020

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Condensed Combined Balance Sheets as of

June 30, 2021 and December 31, 2020 (Unaudited)

($ in thousands)	June 2021	December 2020
Assets
Current Assets
Cash	$84,135	$204,723
Restricted cash	100,622	100,670
Student tuition and fees receivable, net	33,068	32,827
Prepaid expenses and other current assets	9,996	3,736
Total current assets	227,821	341,956

Property, Equipment and Leasehold Improvements, Net	28,171	28,845
Other Assets
Operating lease right-of-use assets, net	5,896	8,683
Deferred project costs, net	20,626	21,022
Other long term assets	16,576	14,370
Deferred tax asset	10,635	10,662
Goodwill	2,812	2,812
Total other assets	56,545	57,549

Total assets	$312,537	$428,350

Liabilities and Net Parent Investment
Current Liabilities
Accounts payable and accrued expenses	$64,500	$76,585
Deferred revenue and student deposits	82,207	81,133
Current portion of operating leases	1,797	2,657
Other current liabilities	197	191
Total current liabilities	148,701	160,566

Long-Term Liabilities
Long term portion of operating leases	4,416	6,633
Total long-term liabilities	4,416	6,633

Total liabilities	153,117	167,199

Commitments and Contingencies

Net Parent Investment	159,420	261,151

Total liabilities and Net Parent Investment	$312,537	$428,350

The accompanying notes are an integral part of these interim combined financial statements.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2021 and 2020 (Unaudited)

($ in thousands)	2021	2020
Revenues
Masters programs	$183,633	$169,301
Doctoral programs	68,573	70,068
Undergraduate programs	33,352	31,308
Other revenues	21,192	22,840
Total revenues, net of scholarships	306,750	293,517

Operating Expenses
Direct costs	214,732	204,010
General and administrative	22,966	19,994
Total operating expenses	237,698	224,004

Operating income	69,052	69,513

Other income:
Interest income, net	2	100
Other income, net	(39)	(212)
Total other income	(37)	(112)

Income before income taxes	69,015	69,401
Provision for income taxes	(17,632)	(17,849)
Net income	$51,383	$51,552

The accompanying notes are an integral part of these interim combined financial statements.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Condensed Combined Statements of Changes in Net Parent Investment

For the Six Months Ended June 30, 2021 and 2020 (Unaudited)

($ in thousands)	Net parent investment
Balance as of January 1, 2020	$180,259
Net income	51,552
Non-cash stock compensation	423
Net change in parent investment	(106,972)
Balance as of June 30, 2020	125,262

Balance as of January 1, 2021	$261,151
Net income	51,383
Non-cash stock compensation	574
Net change in parent investment	(153,688)
Balance as of June 30, 2021	$159,420

The accompanying notes are an integral part of these interim combined financial statements.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Condensed Combined Statements of Cash Flows

For the Six Months Ended June 30, 2021 and 2020 (Unaudited)

($ in thousands)	2021	2020
Cash Flows From Operating Activities
Net income	$51,383	$51,552
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,696	10,578
(Gain) Loss on disposal of property and equipment	(24)	25
Impairment loss on deferred project costs	67	11
Amortization of operating lease right-of-use assets	1,157	1,717
Provision for doubtful accounts	5,295	8,181
Lease termination	250	—
Non-cash stock compensation	574	423
Deferred income taxes	27	14
Changes in operating assets and liabilities:
Student tuition and fees receivable	(5,536)	(21,922)
Prepaid expenses and other current assets	(6,253)	(2,696)
Other long-term assets	(2,206)	(3,528)
Accounts payable and accrued expenses	(12,305)	(12,903)
Deferred student tuition and fees	1,074	30,094
Other liabilities	(1,698)	(1,206)
Net cash provided by operating activities	40,501	60,340

Cash Flows From Investing Activities
Purchases of property and equipment	(4,565)	(2,629)
Additions to deferred project costs	(2,884)	(4,095)
Net cash used in investing activities	(7,449)	(6,724)

Cash Flows From Financing Activities
Net change in parent investment	(153,688)	(106,972)
Net cash used in financing activities	(153,688)	(106,972)

Net decrease in cash and restricted cash	(120,636)	(53,356)
Cash and Restricted cash
Beginning of year	305,393	210,221
End of year	$184,757	$156,865

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$—	$1

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Purchases of property and equipment in accrued expenses	$701	$470

Reconciliation of Cash and Restricted Cash
Cash	$84,135	$14,055
Restricted cash	100,622	142,810
Total Cash and Restricted cash shown in the Statements of Cash Flows	$184,757	$156,865

The accompanying notes are an integral part of these interim combined financial statements.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 1.  Nature of Business

The Walden Education Business (“Walden”, “we”, “us”, “our” or the “Business”) of Laureate Education, Inc. (“Laureate”, “LEI”, or “Parent”) operates an institution of higher education under the trade name of Walden University, providing students with bachelors, masters and doctoral degrees and certificates online in a broad range of disciplines including health sciences, counseling, criminal justice, human services, management, psychology, education, public health, nursing, social work, public administration and information technology. Walden is accredited by the Higher Learning Commission in addition to a number of specialized accreditations. Walden is a registered institution in the state of Minnesota and is currently authorized, licensed, registered, exempt or not subject to approval in all states of the United States, except New York and Rhode Island. On September 11, 2020, our Parent, entered into Membership Interest Purchase Agreement (the “Purchase Agreement”) with AdTalem Global Education, Inc. (“Adtalem” or the “Purchaser”), to sell all of the issued and outstanding membership interests in Walden e-Learning, LLC, and its subsidiary, Walden University, LLC, as well as carve-out operations of LEI in exchange for a purchase price of $1,480 million in cash, subject to certain adjustments set forth in the Purchase Agreement. The closing of the transaction is expected to occur in the third quarter of 2021 and is subject to customary closing conditions, including regulatory approval by the U.S. Department of Education and the Higher Learning Commission and required antitrust approvals.

Note 2.  Significant Accounting Policies

Fiscal Year – Walden’s fiscal year consists of twelve months ending December 31.

Basis of Presentation and Use of Estimates

The accompanying condensed combined financial statements are unaudited. The financial statements include condensed combined balance sheets, condensed combined statements of operations, condensed combined statements of changes in net parent investment and condensed combined statements of cash flows. A statement of condensed comprehensive income has not been presented as there are no differences. In the opinion of management, all adjustments, which consist of normal recurring adjustments, except as otherwise disclosed, necessary to fairly state the financial position, results of operations, net parent investment and cash flows for all periods presented have been made.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States (“U.S. GAAP”). The results of the operations are not necessarily indicative of the results to be expected for the full calendar year. Therefore, these financial statements should be read in conjunction with the audited combined financial statements and notes thereto. Certain footnote disclosures included in the annual combined financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

The accompanying condensed combined financial statements have been prepared in accordance with U.S. GAAP. The condensed combined financial statements have been prepared on a standalone basis and included the operations, financial position, and cash flows of Walden E-Learning, LLC and Subsidiary, related Laureate Higher Education Group (“LHEG”) Shared Services, and certain Laureate corporate cost allocations (the “Walden Education Business”) as carved out from the historical consolidated financial statements of Laureate using both specific identification and the allocation methodologies described below. We believe the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Walden. However, these shared expenses may not represent the amounts that would have been incurred had the Walden operated autonomously or independently from Laureate.

Actual costs that would have been incurred if Walden had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions in various areas such as information technology and infrastructure.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 2.  Significant Accounting Policies (continued)

Net parent investment represents Laureate’s historical investment in us, the net effect of transactions with and allocations from Laureate. All charges and allocations of costs for facilities, functions, and services performed by Laureate have been deemed paid by the Business to Laureate in the period in which the cost was recorded in the condensed combined statements of Changes in Net Parent Investment. While we do own and maintain separate bank accounts our Parent uses a centralized approach to cash management and funds our operating and investing activities as needed. Accordingly, cash held by our Parent at the corporate level was not allocated to us for any of the periods presented. We reflect the cash generated by our operations and expenses paid by our Parent on our behalf as a component of “Net Parent Investment” on our condensed combined balance sheets, and as a net change in parent investment in our condensed combined statements of cash flows. Intracompany balances and accounts within the Walden Business have been eliminated.

During the periods presented, Walden functioned as part of the larger group of schools controlled by Laureate, and accordingly, utilized centralized functions, such as academic support, technology, financial services, marketing, product development, sales and other management and administrative services to support continuing operations and to help accelerate the Walden business plan. As consideration of these services, Walden is allocated a monthly management fee that is based on LEI’s good faith estimate of the portion of the centralized costs incurred by the LEI shared services group attributable to Walden. Laureate also performed certain corporate functions for Walden. The corporate expenses related to Walden have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as finance, treasury, tax, human resources, legal, investor relations, and certain other costs. Where it is possible to specifically attribute such expenses to activities of Walden, these amounts have been charged or credited directly to Walden without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the services provided or benefits received by Walden during the periods presented on a consistent basis, such as, but not limited to apportioned salary and benefits based on time spent, and relative percentage of headcount. The aggregate costs allocated for these functions to Walden are included within the condensed combined statements of operations as part of their natural functional expense groupings within direct costs and general and administrative expenses and are shown in detail within the following table.

	Six Months Ended June 30,
	2021	2020
Walden shared service costs (1)	$1,806	$6,363
Stock compensation expense (2)	574	423
Laureate Corporate expense allocation (3)	2,174	2,127
Laureate allocated tradename (4)	2,669	—
	$7,223	$8,913

(1)	Under an existing shared services agreement with LEI which renewed on January 1, 2020 (disclosed above) and additional Parent’s Corporate shared service cost allocated to Walden.
(2)	Stock compensation expense represents both the allocation of the Parent’s Corporate stock compensation expense and the costs specifically identifiable to Walden employees
(3)	Represents the additional costs of the centralized functions of the Parent allocated to Walden
(4)	Walden is also benefiting from the use of Laureate’s tradename. As LEI incurred amortization expenses in 2021 associated with this tradename, amortization expenses have been allocated to Walden. Prior to September 30, 2020 the tradename had an indefinate life, thus no amortization was allocated.

Laureate used a centralized approach to cash management and financing its operations. Historically, the majority of Walden cash was transferred to the Parent on a periodic basis. This arrangement is not reflective of the manner in which Walden would have been able to finance its operations had it been a standalone business separate from the Parent during the periods presented. Transactions between Walden and Laureate and its subsidiaries are reflected in the condensed combined balance sheets as “Net parent investment” and in the condensed combined statements of cash flows as a financing activity in “Net change in net parent investment”.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 2.  Significant Accounting Policies (continued)

Additionally Walden uses various assets paid for by Laureate as well as liabilities incurred to operate its business consisting of but not limited to the following: prepaid expenses, fixed assets (leasehold improvements, furniture and equipment, computer and software), surety bonds collateralized with restricted cash which is a requirement for Walden to operate in various states, allocable employee benefit plan costs attributable to Walden employees, accrued expenses and operating leases for the benefit of Walden which have been deemed attributable to, and reflective of the historical operations of Walden. The assets and liabilities have historically been accounted for by Laureate as contracts which are shared among the Laureate network or that Laureate was deemed the obligor. The amounts recorded in these condensed combined financial statements may not be representative of the amounts that would have been incurred had Walden been an entity that operated independently of Laureate. Consequently, these condensed combined financial statements may not be indicative of Walden’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had Walden operated as a separate entity apart from Laureate during the periods presented.

Our Parent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt, and our Parent’s borrowings were not directly attributable to us.

Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from those estimates.

The outbreak of COVID-19 has caused domestic and global disruption in operations for institutions of higher education. The long-term impact to Walden of the COVID-19 outbreak depends on numerous factors, including the effect on student enrollment in future periods, which cannot be fully determined at this time. As a result, the full impact of COVID-19 and the scope of any adverse impact on our finances and operations, may materially impact accounting estimates and assumptions, cannot be fully determined at this time.

Cash

Walden considers all highly liquid investments with an original maturity date of three months or less, when purchased, to be cash equivalents. No cash equivalents existed at June 30, 2021 and December 31, 2020.

Restricted Cash

Walden participates in the United States Department of Education (“DOE”) Title IV student financing assistance lending programs (“Title IV Programs”). At times, the DOE may require institutions to post standby letters of credit (“LOC”) in order to continue participation in Title IV programs. LOC requirements are based on a number of considerations including recent changes in ownership and failure to meet minimum financial ratio requirements set forth by the DOE. Walden is included within a group letter of credit with other U.S. based institutions controlled by LEI (See note 5).

Walden is also required by various states to post a surety bond. The bonds reflect a financial guarantee of the total amount of non-title IV adjusted gross tuition and fees from the enrollment of students totaling $17,046 and $17,094 as of June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021 and December 31, 2020, Walden’s restricted cash balance was $100,622 and $100,670, respectively, and held by the issuing banks as collateral for the LOC and surety bonds. The DOE LOC collateral is accounted for by Laureate as of June 30, 2021 and December 31, 2020 totaled $83,576, respectively, and included in the condensed combined financial statements as Walden is the primary beneficiary of the LOC.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 2.  Significant Accounting Policies (continued)

In addition, over the course of the six months ended June 30, 2021 and the year ended December 31, 2020, Walden received Title IV program funds in advance of billing students for educational services. As a trustee of these Title IV program funds, Walden is required to maintain and restrict these funds pursuant to the terms of the institution’s program participation agreement with the DOE. As of June 30, 2021 and December 31, 2020, there was no restricted cash related to advanced payments of Title IV program funds.

Revenue Recognition

Our revenues consist of tuition, educational product & service revenues, and student fees. Tuition revenues are recognized ratably on a straight-line basis over each academic session as the performance obligations are satisfied. Revenues from the sale of educational products are generally recognized point in time upon delivery. Educational services, such as continuing professional education, are recognized ratably as services are rendered which generally approximate one to three days in length, and collectability is probable.

We have elected a practical expedient portfolio approach for assessing student collectability given the large volume of homogeneous transactions and assess all students as one portfolio. Due to our high collection rate, management does not expect there to be any material differences from assessing the portfolio when compared to collectability on a student by student basis.

Billings on student contracts are billed at the start of each academic session and are paid over the term. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts.

Revenue is reported net of scholarships and other discounts, refunds and waivers. Management has determined that variable consideration need not be estimated at contract inception as scholarships and other discounts are usually known and taken at contract inception and refunds would not need to be accounted throughout the semester as revenue will only be recognized for the proportional amount of education provided and no amount of revenue recognized will be subject to a refund. For the six months ended June 30, 2021 and 2020, our revenue was reduced by scholarships and discounts of $51,863 and $53,101, respectively, that we have offered to our students.

Deferred revenue and student deposits, which consist of tuition paid prior to the start of academic session and unearned tuition amounts, begins to be recognized as revenue after an academic session begins. If a student withdraws within the refund period, we are obligated to issue a refund according to the refund policy and the timing of the student’s withdrawal. The amount of refund obligations are reduced over the course of the academic term. Refunds are recorded as a reduction of deferred revenue and student deposits, as applicable. Deferred revenue and student deposits totaled $82,207 and $81,133 at June 30, 2021 and December 31, 2020, respectively.

Student Tuition and Fees Receivable

Student tuition and fees receivable primarily consists of tuition and educational services and are recognized when an academic session begins, although students generally enroll in courses prior to the start of the academic session. Receivables are recognized only to the extent that amounts are due and collection is probable. The receivable balance totaled $49,411 and $51,186 as of June 30, 2021 and December 31, 2020, respectively.

Allowance for Doubtful Accounts

Walden uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce the student tuition and fees receivable to net realizable value. Walden estimates the amount of the required allowance by reviewing the status of past-due receivables, analyzing historical bad debt trends, as well as analysis of aged accounts receivable balances with

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

allowances generally increasing as the receivable ages. The analysis of receivables is performed monthly, and allowances are adjusted accordingly. Receivables are generally due on the date on which the related class commences.

Note 2.  Significant Accounting Policies (continued)

Additionally, a substantial portion of our receivables are derived from students that participate in the Title IV programs administered by the DOE. Walden writes off receivables deemed to be uncollectible to the allowance for doubtful accounts when all collection efforts have been exhausted. Allowance for student tuition and fees was $16,343 and $18,359 as of June 30, 2021 and December 31, 2020, respectively.

Advertising Costs

Advertising costs which are expensed as incurred totaled $69,815 and $62,711 for the six months ended June 30, 2021 and 2020, respectively. Advertising expenses are included within direct costs in the accompanying condensed combined statement of operations.

Contingencies

Walden accrues for contingent obligations when it is probable that a liability is incurred and the amount or range of amounts is reasonably estimable. Refer to Note 4 for further details of contingency matters.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, which removes certain exceptions for performing intraperiod tax allocations, recognizing deferred taxes for investments, and calculating income taxes in interim periods. The guidance also simplifies the accounting for franchise taxes, transactions that result in a step-up in the tax basis of goodwill, and the effect of enacted changes in tax laws or rates in interim periods. Walden adopted ASU 2019-12 in the first quarter of 2021 and the adoption had no material impact to our condensed combined financial statements.

Note 3.  Income Taxes

The significant components of Walden’s provision for income taxes for the six months ended June 30, 2021 and 2020 were as follows:

	Six Months Ended June 30, 2021
	2021	2020
Current
Federal	$13,756	$14,526
State	3,849	3,309
Total Current Expense	17,605	17,835
Deferred
Federal	21	—
State	6	14
Total Deferred Expense	27	14
Total provision for income taxes	$17,632	$17,849

For the six months ended June 30, 2021 and 2020 Walden’s effective tax rate was approximately 26% for both periods.

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 4.  Commitments and Contingencies

Other Commitments

Walden participates in student financial aid through the Federal Department of Education’s Guaranteed Student Loan Program (the “Program”). Transfers of funds from the financial aid programs to Walden are made in accordance with the DOE requirements.

Note 4.  Commitments and Contingencies (continued)

The financial aid and assistance programs are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. Extensive and complex regulations govern the financial assistance programs in which Walden’s students participate. Walden’s administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of potential adverse actions including a suspension, limitation or termination proceeding which could have a material adverse effect on us.

While unlikely, if we were to lose our eligibility to participate in federal student financial aid programs, the students at that institution would lose access to funds derived from those programs and would have to seek alternative sources of funds to pay their tuition and fees. Management believes there are no matters of noncompliance that could have a material effect on the accompanying combined financial statements or our liquidity.

Litigation Matters

Walden is subject to legal proceedings arising in the ordinary course of business. In management’s opinion, we have adequate legal defenses, insurance coverage, and/or accrued liabilities with respect to the eventuality of these actions. Management believes that any settlement would not have a material impact on our financial position, results of operations, or cash flows.

Management monitors the status of such events and accrues an estimated amount when an obligation becomes probable and estimable. Any amount recorded is based on the status of current activity and the advice from legal counsel. As of June 30, 2021 and December 31, 2020, $150 and $0, respectively, were accrued for such events.

Regulatory Matters

We are subject to uncertain and varying laws and regulations, and any changes to these laws or regulations or their application to us may materially adversely affect our business, financial condition and results of operations. In recent years, the DOE has proposed or promulgated a substantial number of new regulations that impact Walden, including, but not limited to, borrower defense to repayment, state authorization and financial responsibility. Changes in or new interpretations of applicable laws, DOE rules, or regulations could have a material adverse effect on Walden’s eligibility to participate in the Title IV programs.

On April 28, 2021, we were notified that the Civil Division of the United States Department of Justice (the “DOJ”), on behalf of the United States, had filed a Notice of Election to Decline Intervention (the “Notice”) with respect to a civil qui tam action filed by third-party relators (the “Relators”) against Walden. It was this action that prompted the DOJ’s examination of Walden University’s Masters of Science in Nursing program. The DOJ’s investigation into this matter has now concluded. Further, as previously disclosed by us, the Higher Learning Commission (“HLC”) had informed us that a public “Governmental Investigation” designation would be assigned to us due to the DOJ inquiry; such designation became effective November 9, 2020.   Effective as of May 3, 2021, the HLC removed such designation.

The Relators filed on July 23, 2021 a voluntary Motion to Dismiss (the “Motion”) the complaint and the DOJ filed a concurring motion. We have no reason to believe that the district court judge will not grant the Motion. Although such Motion would

Walden Education Business

(Carve-Out of Walden Operations of Laureate Education)

Notes to Condensed Combined Financial Statements (Unaudited)

(Dollars in thousands)

permit the relators to refile at a later date, we consider the matter closed. If the Relators take the extraordinary step to re-file, we will vigorously defend our interests. We maintain that we have not engaged in any unlawful conduct or other wrongdoing that would serve as a basis for any liability or damages claimed in the complaint.

Walden accrues for a liability when it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. The disclosures, accruals or estimates, if any, resulting from the foregoing analysis are reviewed and adjusted to reflect the effect of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. At this time, Walden does not believe that this matter will have a material effect on our financial position, results of operations, or cash flows.

Note 5.  Related Party Transactions

Pledged Assets

Pursuant to a Second Amended and Restated Collateral Agreement dated as of April 26, 2017 between the Walden and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”), Walden has pledged specific assets as collateral for a revolving credit facility and term loans from various lenders to the Parent. These assets include all of our receivables (except Title IV student loans) as well as our copyrights, patents and trademarks.

Standby Letters of Credit

During the year ended December 31, 2020, the Parent’s LOC in favor of the DOE, which allows Walden and certain other LEI subsidiaries to participate in Title IV programs, was renewed and decreased by $43,676, to a total of $83,576. Walden comprised 100% of the total 2019 Title IV HEA program funds. As of both June 30, 2021 and December 31, 2020, $83,576 was held as collateral in a money market account by the Parent and is included in restricted cash in the accompanying condensed combined balance sheet as the collateral is required for us to participate in the DOE Title IV program.

Note 6.  Subsequent Events

On August 12, 2021, Laureate closed the previously disclosed transaction pursuant to the Purchase Agreement. The total purchase price was $1,480 million in cash, subject to certain closing adjustments.